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                                                                      EXHIBIT 21


                              RUDDICK CORPORATION

                              Affiliated Companies
                            as of December 20, 1996

     Listed below are the domestic subsidiaries of the Corporation, all of which are wholly owned and are owned directly by the Corporation, unless otherwise indicated.

     American & Efird, Inc.
     The Kaim Company(1)
     American & Efird Services, Inc.(1)
     A&E Export, Inc.(1)
     Harris Teeter, Inc.
     Harris-Teeter Services, Inc.(2)
     JGBF, Inc.
     Ruddick of Delaware, Inc.
     R. S. Dickson & Company
     Ruddco Management, Inc.(3)

     ----------------
     (1) Owned by American & Efird, Inc.
     (2) Owned by Harris Teeter, Inc.
     (3) Owned by R. S. Dickson & Company


     Listed below are the foreign subsidiaries of the Corporation, all of which are wholly owned through American & Efird, Inc., unless otherwise indicated.

     American & Efird (HK) Limited - 100%
     A&E Korea Ltd. - 100%
     American & Efird (GB) Limited - 100%
     American & Efird Canada, Inc. - 100%
     Hilos A&E de Costa Rica, S.A. - 100%
     American & Efird International (FE) Limited - 100%
     American & Efird de Mexico, S.A. de C.V. - 100%
     American & Efird Mills (S) Pte. Ltd. - 100%
     American & Efird (M) SON BHD - 100%
     Hilos A&E Dominicana, Ltd. - Joint venture, 49% owned
     Hilos A&E de Honduras, S.A. de C.V. - Joint venture, 45% owned

     In addition, in the normal course of business, R. S. Dickson & Company from time to time makes investments in corporations and partnerships that may result in ownership of capital stock or other interests as an investment.